EXHIBIT 10.1

Alliqua, Inc.
850 Third Avenue, Suite 1801
New York, New York  10022

December 31, 2010

[Name]
[          ]
[          ]

RE:           Offer to Join the Board of Directors

Dear [            ],

On behalf of Alliqua, Inc. (the “Company”), in recognition of our belief that your skills, expertise and knowledge will prove helpful to the Company’s progress, I am pleased to extend to you an offer to join the Company’s Board of Directors (the “Board”) as a Class [    ] director, with the term expiring at the [     ] annual meeting of shareholders, and to serve to serve on the [        ] Committee, commencing on January 3, 2011.

As compensation for your service on the Board, you will receive a retainer of $27,000 (the “Retainer”) per year, payable in equal monthly installments on the first business day of each month (each a “Payment Date”) of $2,250, plus reimbursement of certain out-of-pocket costs incurred in connection with your activities as a Board member.  The Retainer shall, at your option, be payable each month by the Company in cash or shares of the Company’s common stock based on the closing bid price of the common stock on the Company’s Principal Market (as defined below) on the business day immediately preceding any Payment Date.  If the common stock is not listed on a Principal Market, the shares of common stock payable to you shall be valued by the other members of the Board, acting in good faith.  For purpose of this letter, “Principal Market” shall mean (a) a registered national stock exchange, or (b) if the Company's common stock is not traded on a registered national stock exchange, the OTC Bulletin Board (or any similar organization or agency succeeding its functions of reporting prices), or (c) if the Company's common stock is not traded on a registered national stock exchange or authorized for quotation on the OTC Bulletin Board, the Pink OTC Markets Inc.

In addition, upon acceptance of your appointment to the Board, you will be granted options to purchase 250,000 shares of the Company’s common stock at an exercise price equal to the closing bid price of the Company’s common stock on its Principal Market on January 3, 2011.  The options shall be fully vested and exercisable immediately on the date of grant.

The Company will reimburse you for any reasonable expenses incurred by you in connection with your travel on behalf of the Company, provided that you furnish the Company with invoices, with receipts and other appropriate supporting documentation evidencing such expenses within 30 days of incurrence, and otherwise comply with the Company’s travel and expense reimbursement policies as may be in effect from time to time.

In addition, the Company will provide you coverage under its D&O insurance policies as in effect from time to time and with a written Indemnification Agreement (in the form attached hereto as Exhibit A) that the Company will execute in your favor upon your acceptance of this offer.

In accepting this offer, you are representing to the Company (i) that you will devote adequate time and effort to perform your duties in a manner consistent with prevailing professional standards, (ii) that you do not know of any conflict which would restrict your ability to consult with the Company or serve on the Board, and (iii) that you will not provide the Company with any documents, records, or other confidential information belonging to other parties.  You further represent that during the term of your service on the Board, you will not engage in any activity that competes with or creates an actual conflict of interest with the Company, and that you will notify the Board before engaging in any activity that creates a potential conflict of interest with the Company.

As a condition of your service on the Board and in accordance with your fiduciary duty to the Company, you agree to hold in strict confidence and trust, and not to use or disclose, any confidential information you receive or learn in connection with your service on the Board.  In the event your service on the Board is terminated for any reason, you agree to return to the Company any materials received by you in the course of your service relating to the Company or the Board.

Your service on the Board is entirely “at will” for both you and the Company.  As a result, you are free to terminate your role as a Board member at any time, for any reason.  Similarly, you may be removed by the Company as a Board member at any time, with or without cause, subject only to compliance with applicable law and the Company’s governing documents.  Nothing in this letter creates any offer of employment or employment relationship between you and the Company.

If the foregoing terms are agreeable, please indicate your acceptance by signing this letter in the space provided below and returning this letter to the Company.  We look forward to your serving as a member of the Board.

Sincerely,

Alliqua, Inc.

By:
Name: David Stefansky
Title: Chairman of the Board

Agreed and Accepted:

___________________________________
[ ]

Date: ______________________________

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